AMENDMENT TO THE SERVICES AGREEMENT

This Amendment (“Amendment”) is made to the Services Agreement dated January 1, 2016, as amended, (the “Agreement”) between Citi Fund Services Ohio, Inc. (“Service Provider”) and Strategy Shares (“Client”, together with Service Provider, the “Parties”). This amendment shall be effective as of November 1, 2019.

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the Parties agree to the following:

WHEREAS, the Parties have executed the Agreement pursuant to which Service Provider provides certain services to the Client:

WHEREAS, the Parties wish to amend Schedule 4 of the Agreement to reflect the addition and removal of certain Funds of the Client.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

  Amendment to Schedule 4 – List of Funds. Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 4 attached to the end of this Amendment.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized, as of the date set forth above.

CITI FUND SERVICES OHIO, INC.	STRATEGY SHARES

By: /s/ Jon Gezotis	By: /s/ Jerry Szilagyi

Name: Jon Gezotis	Name: Jerry Szilagyi

Title: Vice President	Title: President

Date: 10/28/19	Date: October 23, 2019

Schedule 4 to Services Agreement

(Effective as of November 1, 2019)

List of Funds

1.	Strategy Shares US Market Rotation Strategy ETF, Series 1 Trust
2.	Strategy Shares EcoLogical Strategy ETF, Series 1 Trust
3.	Strategy Shares Nasdaq 7 HANDL™ Index ETF, Series 1 Trust
4.	Strategy Shares Nasdaq 5 HANDL™ Index ETF, Series 1 Trust
5.	Strategy Shares Drawbridge Dynamic Allocation ETF, Series 2 Trust
6.	Strategy Shares Newfound/ReSolve Robust Momentum ETF, Series 2 Trust
7.	Day Hagan/Ned Davis Research Smart Sector ETF, Series 2 Trust